 Exhibit 3.3
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF DESIGNATIONS OF
SERIES A 3.00% CONVERTIBLE PREFERRED STOCK OF
ARTHROCARE CORPORATION

FILED IN THE OFFICE OF THE SECRETARY OF STATE
OF THE STATE OF DELAWARE ON SEPTEMBER 1, 2009

ArthroCare Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY THAT:
FIRST: A Certificate of Designations of Series A 3.00% Convertible Preferred Stock of the Corporation (the “Certificate of Designations”) was filed with the Secretary of State of the State of Delaware on September 1, 2009.
SECOND: A Certificate of Correction was filed the Secretary of State of the State of Delaware on August 2, 2010 to correct certain errors in the Certificate of Designations.
THIRD: This Certificate of Amendment (this “Amendment”) of the Certificate of Designations of the Corporation was duly approved by the Board of Directors of the Corporation, the holders of a majority of the outstanding shares of the Corporation’s Series A 3.00% Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred”), voting as a separate class, and the holders of a majority of the outstanding shares of the Corporation’s common stock, par value $0.001 per share (“Common Stock”), and the Series A Preferred, voting together as a single class on an as-converted to Common Stock basis, effective as of December 12, 2013.
Capitalized terms used and not otherwise defined herein shall for all purposes of this Amendment have the respective meanings as specified by the Certification of Designations.
NOW, THEREFORE, the Certificate of Designations is hereby amended as follows:

1.	Section 9(b)(i). Section 9(b)(i) of the Certificate of Designation is hereby amended and restated in its entirety as follows:
“(i)        Election. Effective as of the Original Issue Date and in accordance with Article III, Section 2 of the Bylaws, the number of directors constituting the Board shall be increased by two persons, to eight persons (each such additional director, a “Preferred Director”). For so long as the Permitted Holders Beneficially Own shares of Series A Preferred Stock representing (A) at least 15% of the Total Voting Power of the Company, the Permitted Holders, voting as a separate series to the exclusion of the holders of Common Stock, shall be entitled to elect the Preferred Directors, and (B) 5% or more of the Total Voting Power of the Company, the Board shall not be increased to more than nine persons.”
IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by David Fitzgerald, its President and Chief Executive Officer, on this 13th day of December, 2013.

ARTHROCARE CORPORATION

By: _/s/ David Fitzgerald__________
David Fitzgerald
President and Chief Executive Officer